Exhibit 99.1

Press Release

Safehold Reports Second Quarter 2024 Results

NEW YORK, July 29, 2024

Safehold Inc. (NYSE: SAFE) reported results for the second quarter 2024.

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investors” section.

Highlights from the earnings announcement include:

—	Q2‘24 revenue was $89.9 million, up 5% year-over-year
—	Q2‘24 net income attributable to common shareholders was $29.7 million, up 34% year-over-year
—	Q2‘24 earnings per share was $0.42, up 20% year-over-year
—	Closed six new ground leases for $98 million[1] during the quarter, bringing the total aggregate portfolio to 143 ground leases and $6.5 billion
—	Closed new $2.0 billion unsecured revolving credit facility, replacing previous $1.85 billion aggregate facilities and lowering facility cost
—	Established $750 million unsecured commercial paper note program

“We are pleased to see transaction activity picking up and the successful conversion of LOIs to closings,” said Jay Sugarman, Chairman and Chief Executive Officer. “Safehold is well positioned to continue pursuing opportunities and delivering value to our customers.”

The Company will host an earnings conference call reviewing this presentation beginning at 9:00 a.m. ET on Tuesday, July 30, 2024. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial-in information listed below:

1 Gross of joint venture partner’s commitment of $39 million with respect to five of the new ground leases. Investments in Q2’24 include $40m of new forward commitments that have not yet been funded. Such funding commitments are subject to certain conditions. There can be no assurance that Safehold will complete these transactions.

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com

Dial-In:	888.506.0062
International:	973.528.0011
Access Code:	171484

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:00 p.m. ET on July 30, 2024 through 12:00 a.m. ET on August 13, 2024 by calling:

Replay:	877.481.4010
International:	919.882.2331
Access Code:	50921

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About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Pearse Hoffmann
Senior Vice President
Capital Markets & Investor Relations
T 212.930.9400
E investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com